EXHIBIT 10.3
CONFORMED COPY
[Letterhead of Emdeon Corporation]
February 1, 2006
Martin J. Wygod
[Address]
Dear Marty:
The purpose of this Letter Agreement is (1) to amend your Employment Agreement (the “Employment Agreement”) dated August 3, 2005 with Emdeon Corporation (formerly known as WebMD Corporation, the “Company”) and (2) to notify you of certain equity awards that have been granted to you.
     1. Amendment to Employment Agreement. Reference is made to your Employment Agreement. The definition of a “Company Change in Control” contained in Section 4(b) of the Employment Agreement is amended in its entirety to read as follows:
          “For purposes of this Agreement, a “Company Change in Control” shall have the meaning specified in the Company’s 2000 Long Term Incentive Plan as in effect on the date hereof. For the avoidance of doubt, no public offering or any split-off, spin-off or other divestiture of WebMD Health by the Company to stockholders shall constitute a Company Change in Control.”
     2. Equity Grants. The Compensation Committee of the Board of Directors of Emdeon approved the following equity grants to you on January 27, 2006 (“date of grant”):
               (a) A nonqualified option to purchase 500,000 shares of the Company’s common stock under the Company’s 1996 Stock Plan and a nonqualified option to purchase 100,000 shares under the Company’s 2000 Long Term Incentive Plan (collectively, the “New Options”). The per share exercise price shall be the closing price of the Company’s common stock on the date of grant and the New Options shall vest subject to your continued employment on the applicable vesting dates (subject to the terms of the Employment Agreement) in equal annual installments of 25% commencing on the first anniversary of the date of grant. The New Options will have a term of ten years, subject to earlier expiration in the event of termination of employment. The New

Options are “Outstanding Equity” for purposes of the Employment Agreement. Subject to the terms of the Employment Agreement, the New Options shall be evidenced by the Company’s standard form of option agreement.
               (b) 150,000 shares of Restricted Stock (the “Restricted Shares”) under the terms of the 2000 Long Term Incentive Plan. The Restricted Shares shall vest and the restrictions thereon lapse in equal annual installments of 33-1/3% commencing on the first anniversary of the date of grant subject to your continued employment on the applicable dates except as set forth in the Employment Agreement. The Restricted Shares are “Outstanding Equity” for purposes of the Employment Agreement. Subject to the terms of the Employment Agreement, the Restricted Shares shall be evidenced by the Company’s standard form of restricted stock agreement.
Except as set forth herein, the Employment Agreement remains in full force and effect and is hereby ratified in all respects. All references to the Employment Agreement shall be deemed a reference to the Employment Agreement as amended hereby.

EMDEON CORPORATION

/s/	Andrew C. Corbin

Name:	Andrew C. Corbin
Title:	Executive Vice President
and Chief Financial Officer

Acknowledged and Agreed

/s/ Martin J. Wygod

Martin J. Wygod

Dated: Februray 1, 2006

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